Exhibit 10.1

Mark A. Samuels
Consulting and Severance Agreement

May 7, 2007

This CONSULTING AND SEVERANCE AGREEMENT (the "Agreement"), dated as of May 9, 2007, but effective as provided in Section 13, is made and entered into by and between SpectRx, Inc. ("SpectRx") and Mr. Mark A. Samuels (the "Executive").

Whereas, the Executive is the co-founder, Chairman and CEO of SpectRx, Inc., CEO of Sterling Medivations, Inc. d/b/a SimpleChoice ("Sterling"), and CEO of Guided Therapeutics Inc. ("GT"); GT together with SpectRx and Sterling collectively hereinafter referred to as the "Company"); and

Whereas, the Executive is a named inventor on 15 of the Company's patents and has been a key contributor to the Company's technology including the creation of the BiliChek product, the cancer detection program, the interstitial fluid based glucose program and a key part of the SimpleChoice product line development;

Whereas, the Executive has detailed knowledge of financings totaling over 60 million dollars, SEC filings, audit issues, remaining contractual relationships, current litigation and other complex matters;

Whereas, the Company is desirous of maintaining access to the Executive's detailed knowledge about the previous years of operations and contracts;

Whereas, the Company requires the Executive to commit to a non-competition agreement in order to close the sale of substantially all of the assets of the SimpleChoice business on May 9, 2007 (the "Asset Sale") and such non- competition agreement will severely limited the Executive's ability to find new employment due to the exclusion of potential employers and limitation on participation in insulin delivery based opportunities;

Whereas, the Executive desires to be fairly compensated; and

Whereas, certain disagreements have arisen that the parties now wish to resolve and settle.

Therefore SpectRx and the Executive, intending to be legally bound to, hereby agree as follows:

1.0 Resignation Date

The Executive agrees to resign as Chairman and CEO of SpectRx, CEO of Sterling and CEO of GT effective at the earlier of two days after the close of the Asset Sale and May 18, 2007 (the "Registration Date").

2.0 Severance Pay/Benefits

In consideration for founding the Company and for almost 15 years of service, SpectRx agrees to pay the Executive, two years severance at 50% of full salary (50% of $230,000 per year or $115,000 per year), to be paid out at the SpectRx's normal two week payroll interval, but not less than once every two weeks. The severance shall include full benefits not less than that offered to the new or interim CEO of SpectRx for a period of 24 months from the Resignation Date.

SpectRx agrees to pay $50,000 of the severance in advance upon the consummation of the Asset Sale.

SpectRx shall provide legal review of this Agreement to conform it with Rule 409A and both parties agree to make such amendments such that this Agreement shall conform with Rule 409A in all aspects, if applicable.

The Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise; provided, however, that the Executive's coverage under SpectRx's welfare benefit plans will be reduced to the extent that the Executive becomes covered under any comparable employee benefit plan made available by another employer and covering the same type of benefits. The Executive will report to SpectRx any such benefits actually received by him

3.0 Executive Support

SpectRx will provide the Executive with use of a Director level office with a window (Michael Lasky's office) at SpectRx for six months from the termination (on the condition that the Executive not disrupt Company's operations in any material way) with reasonable access to office machines, internet access and 12 months of access (including remote access) to present E-mail (MSamuels@spectrx.com). For so long as it does not interfere with Company's operations, the Executive will be allowed to park up to two vehicles at the Company's facility.

After the Executive is no longer CEO, for a period of six months, all incoming calls for Executive will be answered: "Mr. Samuels has retired from SpectRx; however, he still consults for the Company and maintains an office here and can be reached at (phone number to be inserted)." After this six month period ends, through the remaining term of this Agreement, all incoming calls for Executive will be answered "Mr. Samuels has retired from SpectRx; however, he still consults with us and he can be reached at (phone number to be inserted) or E-mail address of (E-mail address to be inserted)."

4.0 Non Disparagement and Indemnification

During the period of 24 months following the Asset Sale (the "Term"), no party or its officers, employees or directors will disparage the other. The Executive will be refereed to as co-founder, former Chairman and CEO of SpectRx. If the Company spins out any significant part of its business or merges with another Company, this obligation will pass to the successor.

A press release and 8-K filing will be issued by SpectRx, which shall contain language mutually agreeable to the parties, customary in the industry for the retirement of a CEO and founder.

A board resolution shall be passed, authorizing all previous actions taken by the Executive that are known to the Board.

5.0 Transition Period

The Executive will provide to the Company consulting services for 24 months from the Registration Date at up to (5 hours/month) at no further cost.

6.0 Unpaid Salary

All unpaid and /or deferred base salary less applicable taxes and withholdings as required by law (including accrued vacation) due through the closing date of the Asset Sale will be paid in cash to the Executive on the Resignation Date.

7.0 Existing Stock Options

The Executive will be allowed to continue to participate in any stock option plan offered by SpectRx during the 24 month period following the Asset Sale. SpectRx reserves the right to alter, amend or terminate such plans without notice. The Board of Directors of SpectRx will vote to accelerate the vesting of all stock options held by the Executive and the Executive will have until the end of the consulting period (24 months) to exercise these options.

8.0 SEC filings

During the Term, SpectRx shall promptly file any Form 4's or other filings required on account of stock ownership or changes in ownership at no cost to the Executive.

9.0 Payments

All payments due hereunder shall be made promptly in US dollars, adjusted quarterly for inflation, using the consumer price index. SpectRx agrees to use its best efforts to make the payments when due; however, any payment not made when due shall (after 30 days) accrue interest at a rate of 12% per annum until paid.

10.0 Arbitration

Any dispute between SpectRx and Executive will be resolved by a single director of SpectRx selected by the Executive (not himself) or if the Executive is not willing to select such director, then any dispute to be decided under a single arbitrator by the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association to be selected within 30 days after the notice of such party's desire to have the question settled by arbitration. Any such arbitration will occur in Atlanta. The arbitrator shall have no authority to amend or disregard any provision of this Agreement, including this Section 10.0. The arbitration award will be final and binding upon the parties. Judgment upon the award may be entered in any court of competent jurisdiction.

11.0 Mutual Releases

11.1 By Executive. Except for any claim relating to, or arising out of, the violation of this Agreement, the Employee Proprietary Information Agreement with SpectRx dated February 2, 1993; the Addendum dated November 2, 2000; and SpectRx Inc. Non-Compete Agreement dated May 9, 2007 (the "Other Executive Contracts"), or the breach of any of the obligations of the Company assumed hereunder and under the Other Executive Contracts, Executive hereby releases and forever discharges each of SpectRx, Sterling and GT and their officers and directors as agents of such companies (collectively, the "SpectRx Released Parties") from any and all claims, demands, charges, and causes of action of any nature whatsoever, past or present, whether known or unknown, and whether based on tort, contract (express or implied), statute, regulation or ordinance, federal, state or local, that he may have, including without limitation, any causes of action relating to, or arising out of, Executive's resignation from his position as Chairman and CEO of SpectRx, CEO of Sterling and CEO of GT. Executive further covenants and agrees not to sue or maintain any claim, demand, action or cause of action against the SpectRx Released Parties with respect to the matters released in this Section 11.1.

11.2 By the Company. Except for any claim relating to, or arising out of, any fraud, embezzlement, the violation of this Agreement or any of the Other Agreements, or the breach of any of the obligations assumed hereunder and under the Other Executive Contracts by Executive, SpectRx on its own behalf and on behalf of Sterling and GT and its and their officers and directors as agents of SpectRx, Sterling and GT hereby releases and forever discharges Executive from any and all claims, demands, charges, and causes of action of any nature whatsoever, past or present, whether known or unknown, and whether based on tort, contract (express or implied), statute, regulation or ordinance, federal, state or local, that either of them may have, including without limitation, any causes of action relating to, or arising out of, arising out of, Executive's resignation from his position as Chairman and CEO of SpectRx and CEO of Sterling. The Company, on its own behalf and on behalf of Sterling and GT and its and their officers and directors as agents of SpectRx, Sterling and GT further covenants and agrees not to sue or maintain any claim, demand, action or cause of action against the Executive with respect to the matters released in this Section 11.2.

12.0 Miscellaneous Provisions.

12.1 Binding on Successors. This Agreement will be binding upon and inure to the benefit of the Company, the Executive and each of their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

12.2 Governing Law. This Agreement will be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Georgia, without regard to conflicts of law principles.

12.3 Severability. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

12.4 Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to SpectRx to the attention of Chief Executive Officer at 4955 Avalon Ridge Parkway, Norcross Georgia 30071 and to the Executive at 4400 Missendell Lane, Norcross, Georgia 30092, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

12.5 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.

12.6 Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Executive's employment by the Company, except each of the other Agreements, which continue in full force and effect, and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement will constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

12.7 Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by SpectRx and the Executive. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, will never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Executive or SpectRx may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

12.8 No Inconsistent Actions. The parties will not voluntarily undertake or fail to undertake any action or course of action that is inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

12.9 Headings and Section References. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. All section references are to sections of this Agreement, unless otherwise noted.

13.0 Effectiveness and Prior Agreement.

This Agreement will become effective upon the closing of the Asset Sale. Notwithstanding any other provision of this Agreement, if the Asset Sale is not consummated, this Agreement will have no further force or effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, but effective as provided in Section 13.

"Company"

By: /s/ Mark L. Faupel

Name: Mark L. Faupel
Title: President & COO

"Executive"

By: /s/ Mark A. Samuels

Mark A. Samuels

Approved: /s/ Michael James

Michael James
Compensation Committee Chairman
SpectRx, Inc.